EXHIBIT A

                            MANAGEMENT AGREEMENT


           MANAGEMENT AGREEMENT, dated as of _________, 2000 by and between UST Private Equity Investors Fund, Inc., a Maryland corporation (the "Company") and United States Trust Company of New York, a New York corporation ("U.S. Trust" or the "Managing Investment Adviser").

                            W I T N E S S E T H

           WHEREAS, the Company has been organized as a Maryland corporation to engage in the business of a closed-end management investment company registered under the Securities Act of 1933, as amended, and has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended; and

           WHEREAS, the Company seeks to retain U.S. Trust to provide certain investment advisory and administrative services; and

           WHEREAS, U.S. Trust is willing to furnish such investment advisory and administrative services to the Company on the terms and conditions hereinafter set forth.

           NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the Company and U.S. Trust hereby agree as follows:

           1. Definitions. As used in this Agreement, the following terms have the meanings set forth below:

                (a) "Board of Directors" means the board of directors of the Company;

                (b)  "Company" means UST Private Equity Investors Fund, Inc.;

                (c)  "Director" means any member of the Board of Directors;

                (d) "Disabling Conduct" means, on the part of the Managing Investment Adviser, any bad faith, negligence, misconduct or any breach of fiduciary duty owed to the Company;

                (e) "Exchange Act" means the Securities Exchange Act of 1934, as amended;

                (f) "Investment Company Act" means the Investment Company Act of 1940, as amended;

                                    (1)

                (g) "Managing Investment Adviser" means United States Trust Company of New York;

                (h) "Portfolio Companies" means Later-Stage Venture Capital Companies and Middle-Market Companies, each as defined in the Registration Statement;

                (i) "Private Funds" has the meaning set forth in the Registration Statement;

                (j) "Registration Statement" means the Registration Statement of the Company which is effective under the Securities Act;

                (k) "Securities Act" means the Securities Act of 1933, as amended;

                (l) "Short-Term Investments" has the meaning set forth in the Registration Statement;

                (m)  "U.S. Trust" means United States Trust Company of New York.

           2. Appointment. The Company hereby appoints U.S. Trust to act as the managing investment adviser and administrator to the Company for the period and on the terms set forth in this Agreement. U.S. Trust accepts such appointment and agrees to be responsible for finding, evaluating, structuring, and monitoring the Company's investments in Portfolio Companies, Private Funds and Short-Term Investments and performing the management and administrative services necessary for the operation of the Company for the compensation provided by this Agreement. The Managing Investment Adviser may, in its discretion, provide such services through its own employees or the employees of one or more affiliated companies that are qualified to act as investment adviser to the Company under applicable law and are under the common control of U.S. Trust Corporation provided (i) that all persons, when providing services hereunder, are functioning as part of an organized group of persons, and (ii) that such organized group of persons is managed at all times by authorized officers of the Managing Investment Adviser.

           3. Duties of the Managing Investment Adviser. Subject to the direction and control of the Board of Directors, the Managing Investment Adviser shall:

                (a) prepare (or otherwise obtain) and evaluate on both a macroeconomic and microeconomic level any pertinent research; statistical, financial and economic data; and other information necessary or appropriate for the performance of its duties under this Agreement;

                                    (2)

                (b) identify, evaluate, structure, monitor and dispose of the Company's investments in Portfolio Companies, Private Funds and Short-Term Investments;

                (c) make available and, if requested by entities in which the Company has invested or is proposing to invest, render managerial assistance to and exercise management rights in, such entities;

                (d) determine the securities to be purchased by the Company, and continuously monitor such securities and the issuers thereof to determine whether and when to sell, exchange or take any other action concerning such securities including the making of follow-on investments in Portfolio Companies when appropriate;

                (e) determine whether and how to exercise warrants, voting rights or other rights with respect to the Company's portfolio securities;

                (f) select broker-dealers to carry out the Company's securities transactions, including broker-dealers who are affiliated with the Managing Investment Adviser or the Company;

                (g) provide valuations with respect to the securities held by the Company as provided in the Registration Statement;

                (h) provide, at its expense, office space, equipment, facilities and supplies and clerical services necessary for the operation of the Company;

                (i)  keep and maintain the books and records of the Company;

                (j) administer stockholders' accounts and handle communications and correspondence with stockholders;

                (k)  prepare accounting, management and other reports;

                (l) conduct relations with custodians, depositories, transfer agents, accountants, attorneys, any selling agent, any escrow agent, insurers, banks and such other persons in any such other capacity deemed necessary or desirable for the operation of the Company;

                (m) render regular reports to the Company's officers and the Board of Directors concerning the investment performance of the Company, the Managing Investment Adviser's discharge of its responsibilities under this Agreement and any other subject as the Company's officers or the Board of Directors reasonably may request; and

                                    (3)

                (n) assist the Company's officers in connection with the operation of the Company and perform any further acts that may be necessary to effectuate the purposes of this Agreement or that may be requested by the Company.

           4. Supervision and Compliance. The activities of the Managing Investment Adviser shall be subject at all times to the direction and control of the Board of Directors and shall comply with: (a) the Articles of Incorporation of the Company and the By-Laws of the Company, as such documents are amended from time to time; (b) the Registration Statement, including the investment objective and policies set forth therein; (c) the applicable provisions of the Investment Company Act and the applicable regulations thereunder; (d) the Internal Revenue Code of 1986, as amended, and the regulations thereunder applicable to regulated investment companies; (e) any other applicable laws or regulations; and (f) such other limitations as the Board of Directors may adopt.

           5. Delegation. In performing its duties under this Agreement and assuming the obligations set forth herein, the Managing Investment Adviser may, at its own expense, employ certain of its affiliates of other entities; provided that the Managing Investment Adviser understands and agrees that it shall remain fully responsible for the performance of all the duties set forth in this Agreement and that it shall supervise the activities of each such affiliate or other entity. Any agreement between the Managing Investment Adviser and an affiliate or other such entity shall be subject to the renewal, termination and amendment provisions applicable to this Agreement.

           6. Purchase and Sale of Securities. The Managing Investment Adviser shall, at its own expense, place orders for the purchase, sale or loan of securities by the Company either directly with the issuer or with any broker and/or dealer who deals in such securities.

                (a) In placing orders with brokers and/or dealers, the Managing Investment Adviser shall use its best efforts to obtain the best net price and the most favorable execution of its orders, after taking into account all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker and/or dealer and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. Consistent with this obligation, the Managing Investment Adviser may, to the extent permitted by law, purchase and sell portfolio securities to and from brokers who provide brokerage and research services (within the meaning of Section 28(e) of the Exchange Act) to or for the benefit of the Company and/or other accounts over which the Managing Investment Adviser exercises investment discretion. The Managing Investment Adviser is authorized to pay a broker who provides such brokerage and research services a commission for effecting a securities transaction which is in excess of the amount of commission another broker would have charged for effecting that transaction, if the Managing Investment Adviser determines in good faith that such commission was reasonable in relation to the value of brokerage and research services provided by such broker. This determination may be viewed in terms of either that particular transaction or of the overall responsibilities

                                    (4)

 of the Managing Investment Adviser with respect to the accounts as to which it exercises investment discretion.

                (b) The Managing Investment Adviser may execute transactions through itself and its affiliates on a securities exchange provided that the commissions paid by the Company are "reasonable and fair" compared to commissions received by other brokers having comparable execution capability and provided that the transactions are effected pursuant to procedures established by the Board of Directors. An affiliated broker may transmit, clear and settle transactions for the Company that are executed on a securities exchange provided that the affiliated broker arranges for unaffiliated brokers to execute the transactions.

                (c) Notwithstanding the foregoing, the Board of Directors periodically shall review the commissions paid by the Company and determine whether those commissions were reasonable in relation to the brokerage and research services received. In addition, the Board of Directors, in its discretion, may instruct the Managing Investment Adviser to effect all or a portion of its securities transactions with one or more brokers and/or dealers selected by the Board of Directors, if it determines that the use of such brokers and/or dealers is in the best interest of the Company.

                (d) When the Managing Investment Adviser deems the purchase or sale of a security to be in the best interest of the Company as well as other customers, the Managing Investment Adviser, to the extent permitted by applicable law, may aggregate the securities to be so sold or purchased in order to obtain the best execution or lower brokerage commissions. The Managing Investment Adviser also may purchase or sell a particular security
 for one or more customers in different amounts.   Allocation of the
 securities purchased or sold in either manner, as well as the expenses incurred in the transactions, will be made by the Managing Investment Adviser in a manner that is equitable and consistent with applicable law and regulations, any guidelines adopted by the Board of Directors and with its fiduciary obligations to the Company and to such other customers.

           7.  Expenses.

                (a) The Managing Investment Adviser shall furnish, at its own expense, all office space, office facilities, equipment and personnel necessary or appropriate to the performance of its duties under this Agreement. The Managing Investment Adviser also shall pay the salaries and fees of all personnel of the Company or the Managing Investment Adviser performing services related to the Managing Investment Adviser's duties under this Agreement.

                (b) It is understood that the Company will pay all of its expenses and liabilities, including fees of the Directors; fees of the Managing Investment Adviser; expenses of registering the Company's shares under federal and state securities laws; interest; taxes; fees and expenses of the Company's legal counsel and independent accountants; fees and expenses of the Transfer Agent; expenses of printing and mailing share certificates, stockholder reports, notices

                                    (5)

 to stockholders and proxy statements; reports to regulatory bodies; brokerage and other expenses in connection with the execution, recording and settlement of portfolio security transactions; expenses in connection with the acquisition and disposition of portfolio securities of the registration of privately issued portfolio securities; costs of third party evaluations or appraisals of the Company (or its assets) or its actual investments; expenses of membership in investment company associations; expenses of fidelity bonding and other insurance premiums; expenses of stockholders' meetings; Securities and Exchange Commission and state blue sky registration fees; fees payable to the National Association of Securities Dealers, Inc., if any, in connection with the offering of the Company's shares; and the Company's other business and operating expenses.

           8. Compensation of the Managing Investment Adviser. In consideration of the services to be rendered by the Managing Investment Adviser under this Agreement, the Company shall pay the Managing Investment
 Adviser:

                (a) quarterly and payable in arrears on the last day of each fiscal quarter, a management fee equal to 1.5% per annum of the net assets of the Company, determined as of the end of each fiscal quarter, that are invested or committed to be invested in Portfolio Companies or Private Funds, and equal to 0.5% of the net assets of the Company, determined as of the end of each fiscal quarter, that are invested in Short-Term Investments and are not committed to Portfolio Companies or Private Funds; and

                (b) an incentive fee in an amount equal to 10% of the realized capital gains (net of realized capital losses and unrealized net capital depreciation) less the aggregate amount of incentive fee payments in prior years. If the amount of the incentive fee in any year is a negative number, or cumulative net realized capital gains less net unrealized capital depreciation at the end of any year is less than such amount calculated at the end of the previous year, the Managing Investment Adviser agrees to repay to the Company all or a portion of the incentive fee previously paid.

           9. Services to Others. The services of the Managing Investment Adviser to the Company are not to be deemed exclusive and the Managing Investment Adviser is free to render services to others and to engage in other activities; provided, however, that those services and activities do not adversely affect the Managing Investment Adviser's ability to perform its obligations under this Agreement.

           10. Books, Records, and Information. The Managing Investment Adviser shall provide the Company with all records concerning the Managing Investment Adviser's activities that the Company is required by law to maintain. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 under the Investment Company Act which are prepared or maintained by the Managing Investment Adviser on behalf of the Company are the property of the Company and will be surrendered promptly to the Company on request. The Company also shall comply with all reasonable requests for information

                                    (6)

 by the Company's officers or Board of Directors, including information required for the Company's filings with the Securities and Exchange Commission and state securities commissions.

           11.  Limitations on Liability.

                (a) The Managing Investment Adviser hereby is notified expressly of the limitation of directors' liability as set forth in the Articles of Incorporation and the Bylaws of the Company and agrees that any obligation of the Company arising in connection with this Agreement shall be limited in all cases to the Company and its assets, and the Managing Investment Adviser shall not seek satisfaction of any such obligation from any Director of the Company.

                (b) The Managing Investment Adviser shall give the Company the benefit of its best judgment and efforts in rendering services under this Agreement. In the absence of Disabling Conduct, the Managing Investment Adviser shall not be liable to the Company or to any shareholder for any act or omission in the course of, or connected with, rendering services under this Agreement or for any losses that may be sustained in the purchase, holding or sale of any security.

           12. Indemnification. The Company will indemnify the Managing Investment Adviser against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) not resulting from Disabling Conduct by the Managing Investment Adviser. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Managing Investment Adviser was not liable by reason of Disabling Conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Managing Investment Adviser was not liable by reason of Disabling Conduct by (a) the vote of a majority of a quorum of Directors of the Company who are neither "interested persons" of the Company nor parties to the proceeding ("disinterested non-party Directors") or (b) independent legal counsel in a written opinion. The Managing Investment Adviser shall be entitled to advances from the Company for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the Maryland General Corporation Law. The Managing Investment Adviser shall provide to the Company a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Company has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Managing Investment Adviser shall provide security in form and amount acceptable to the Company for its undertaking;
 (b) the Company is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party Directors, or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available

                                    (7)

 to the Company at the time the advance is proposed to be made, that there is reason to believe that the Managing Investment Adviser will ultimately be found to be entitled to indemnification.

           No provision of this Agreement shall be construed to protect any Director or officer of the Company or the Managing Investment Adviser from liability in violation of Section 17(i) of the Investment Company Act.

           13.  Effective Date; Termination; Amendments.

                (a) This Agreement shall be effective as of the date first above written and, unless terminated sooner as provided herein, shall continue until the second anniversary of the execution of this Agreement. Thereafter, unless terminated sooner as provided herein, this Agreement shall continue in effect for successive annual periods, provided that such continuance is specifically approved at least annually by the vote of a majority of the Board of Directors of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such continuance, and either:
 (i) the vote of a majority of the outstanding voting securities of the Company; or (ii) the vote of a majority of the full Board of Directors.

                (b) This Agreement may be terminated at any time, without the payment of any penalty, either by: (i) the Company, by the vote of a majority of the Board of Directors who are not parties to this Agreement or interested persons if any such party or by vote of a majority of the outstanding voting securities of the Company, on 60 days' written notice to the Managing Investment Adviser; or (ii) the Managing Investment Adviser, on 90 days' written notice to the Company. This Agreement shall terminate immediately in the event of its assignment.

                (c) An affiliate of the Investment Adviser may assume the Investment Adviser's obligations under this Agreement provided that (i) the affiliate is qualified to act as an investment adviser to the Company under applicable law; (ii) the affiliate is under the common control of U.S. Trust Corporation; (iii) the assumption will not result in a change of actual control or management of the Investment Adviser and (iv) the assumption of the Investment Adviser's obligations by the affiliate is approved by the Board of Directors of the Company.

                (d) This Agreement may be amended only if such amendment is approved, to the extent required by the Investment Company Act, by the vote of a majority of the outstanding voting securities of the Company and by vote of a majority of the Board of Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment.

                (e) As used in this Agreement, the terms "specifically approved at least annually," "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meanings as such terms have in the Investment Company Act and the regulations thereunder.

                                    (8)

           14. Notices. All notices and other communications hereunder shall be in writing or by confirm in telegraph, cable, telex, or facsimile sending device. Notices shall be addressed (a) if to U.S. Trust, at U.S. Trust's address, 114 W. 47th Street, New York, New York 10036; or (b) if to the Company, at the address of the Company, Attn: David I. Fann.

           15. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof, to the extent that such laws are consistent with the provisions of the Investment Company Act and the regulations thereunder.

           16. Miscellaneous. The captions in this Agreement are included for the convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Should any part of this Agreement be held or made invalid by a court decision, statute, regulation, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors, to the extent permitted by law.

                                    (9)

           IN WITNESS WHEREOF, the Company and the Managing Investment Adviser have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, duly authorized officers, all as of the day and year first above written.

                               UST PRIVATE EQUITY INVESTORS FUND, INC.


                               By: _____________________________________
                                     Name:
                                     Title: President


                               UNITED STATES TRUST COMPANY
                                 OF NEW YORK


                               By: _____________________________________
                                     Name:
                                     Title: